SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

ORMAT TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2005

To Our Stockholders:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders of Ormat Technologies, Inc., our first annual meeting since the closing of our initial public offering on November 16, 2005. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, N.Y. 10112 on Monday, May 9, 2005, at 1:30 P.M. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect two Directors, each for a term of three years;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.'s independent registered public accounting firm for fiscal year 2005; and

3.	Transact any other business that may properly come before the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Yehudit (Dita) Bronicki
Chief Executive Officer and President

April 15, 2005

Please complete, date, sign and return the accompanying proxy card. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

Your vote is very important. Please vote regardless of whether or not you plan to attend the meeting.

ORMAT TECHNOLOGIES, INC. 2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ORMAT TECHNOLOGIES, INC.
980 Greg Street
Sparks Nevada 89431

2005 PROXY STATEMENT

Ormat Technologies Inc. ("Ormat", or the "Company") completed its initial public offering on November 16, 2004, and our common stock began trading on the New York Stock Exchange on November 11, 2004.

The Board of Directors of Ormat Technologies Inc. is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2005 Annual Meeting of Stockholders. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, N.Y. 10112 on Monday, May 9, 2005, at 1:30 P.M. local time. At the meeting, stockholders will vote on the election of two Directors, the ratification of the appointment of PricewaterhouseCoopers LLP as Ormat's independent registered public accounting firm for fiscal year 2005, and will transact any other business that may properly come before the meeting although we know of no other business to be presented.

The record date for the meeting was March 28, 2005. Only stockholders of record at the close of business on that date are entitled to vote at the meeting.

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Yehudit Bronicki, Chief Executive Officer and President of Ormat, and Etty Rosner, Vice President and Corporate Secretary of Ormat, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Ormat's Annual Report on Form 10-K/A for 2004, which includes Ormat's audited financial statements, is being mailed to stockholders together with this proxy statement. It does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about April 15, 2005.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY IN THE ENCLOSED ENVELOPE.

Questions and Answers about the 2005 Annual Meeting of Stockholders

What is the purpose of the 2005 Annual Meeting of Stockholders?

At the 2005 Annual Meeting of Stockholders, the stockholders will be asked to:

1.    Elect two Directors, each for a term of three years; and

2.    Ratify the appointment of PricewaterhouseCoopers LLP as Ormat's independent registered public accounting firm for fiscal year 2005.

Stockholders also will transact any other business that may properly come before the meeting. Members of Ormat's management team and a representative of PricewaterhouseCoopers LLP, Ormat's independent registered public accounting firm, will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 28, 2005. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is Ormat's common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 31,562,495 shares of Ormat common stock outstanding.

What is the difference between being a "record holder" and holding shares in "street name"?

A record holder holds shares in his or her name. Shares held in "street name" means shares that are held in the name of a bank or broker on a person's behalf.

Am I entitled to vote if my shares are held in "street name"?

If your shares are held by a bank or a brokerage firm, you are considered the "beneficial owner" of shares held in "street name". If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the "record holder"), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Under the rules of the New York Stock Exchange (the "NYSE"), if you do not give instructions to your bank or brokerage firm within ten days of the meeting, it may vote on matters that the NYSE determines to be "routine", but will not be permitted to vote your shares with respect to "non-routine" items. Under the NYSE rules, the Election of Directors (Proposal 1) and the Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 2) are routine matters. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a "broker non-vote" on that matter. Broker non-votes do not count as votes for or against any proposal.

As the beneficial owner of shares, you are invited to attend the 2005 Annual Meeting of Stockholders. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

Who can attend the 2005 Annual Meeting of Stockholders?

All Ormat stockholders may attend the 2005 Annual Meeting of Stockholders.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the outstanding shares entitled to vote represented may adjourn the meeting.

What does it mean if I receive more than one proxy card?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, sign and return each proxy card.

How do I vote?

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	By signing another proxy with a later date; or

•	If you are a registered stockholder, by giving written notice of such revocation to the Secretary of Ormat prior to or at the meting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Ormat's transfer agent, American Stock Transfer & Trust Company, will tabulate and certify the votes. A representative of the transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote FOR:

•	the election of the two nominees to the Board of Directors; and

•	the ratification of PricewaterhouseCoopers LLP as Ormat's independent registered public accounting firm.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors' recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote FOR:

•	the election of the two nominees to the Board of Directors; and

•	the ratification of PricewaterhouseCoopers LLP as Ormat's independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the Director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as Directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

How many votes are required to ratify the appointment of Ormat's independent registered public accounting firm?

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat's independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What is an abstention and how will be abstentions be treated?

An "abstention" represents a stockholder's affirmative choice to decline to vote on a proposal other than the election of directors (for directors, the choice is limited to "For" or "Withhold"). Under Delaware law, abstained shares are treated as shares present for quorum and entitled to vote, so they will have the same practical effect as votes against a proposal except for the proposals for the election of directors.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not considered entitled to vote on that matter. Therefore, broker non-votes do not count as votes for or against any proposal.

Where can I find the voting results of the 2005 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the 2005 Annual Meeting of Stockholders and to publish final results in Ormat's Quarterly Report on Securities and Exchange Commission (the "SEC") Form 10-Q for the quarter ended March 31, 2005.

PROPOSAL 1 – ELECTION OF DIRECTORS

Board Composition

Our Board of Directors is now composed of six members, including three independent directors, Dan Falk, Edward Muller and Jacob Worenklein, and is classified into three classes of directors serving staggered, three-year terms as indicated:

Class I Directors (term expiring upon the annual shareholders meeting in 2005)
Yoram Bronicki
Edward R. Muller

Class II Directors (term expiring upon the annual shareholders meeting in 2006)
Yehudit Bronicki
Jacob J. Worenklein

Class III Directors (term expiring upon the annual shareholders meeting in 2007)
Lucien Bronicki
Dan Falk

    Current Nominees

As mentioned above, directors in each of the three classes stated above are elected to serve for three-year terms that expire in successive years. The terms of Class I Directors will expire at the 2005 Annual Meeting of Stockholders. The Board of Directors has nominated Yoram Bronicki and Edward Muller as Class I Directors for three-year terms expiring at the annual meeting of stockholders to be held in 2008 and until their successors are elected and qualified. Each nominee currently serves as a Class I Director.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE TWO NOMINEES.

The following sets forth, with respect to each nominee, his name, age, principal occupation and employment during the past five years, the year in which he first became a director of Ormat Technologies, Inc. and directorships held in other public companies.

Nominees for Election as

Class I Directors for a Three-Year Term Expiring at the 2008 Annual Meeting

Yoram Bronicki.    Yoram Bronicki is our Chief Operating Officer, North America, effective as of July 1, 2004. Mr. Bronicki is also a member of the Board of Directors of Ormat Industries Ltd. ("Ormat Industries"), a position he has held since 2001, and a member of the Board of Directors of OPTI Canada Inc. Mr. Bronicki was appointed a director of Ormat Technologies, Inc. as of November 12, 2004. From 2001 to 2004, Mr. Bronicki was Vice President of OPTI Canada Inc., from 1999 to 2001, he was Project Manager of Ormat Industries and Ormat International, from 1996 to 1999, he was Project Manager of Ormat Industries, and from 1995 to 1996, he was Project Engineer of Ormat Industries. Mr. Bronicki is the son of Lucien and Yehudit Bronicki. Mr. Bronicki obtained a Bachelor of Science in Mechanical Engineering from Tel Aviv University in 1989 and a Certificate from the Technion Institute of Management Senior Executives Program. Mr. Bronicki is 38 years old.

Edward R. Muller.    Edward Muller was appointed a director of Ormat Technologies, Inc. as of November 12, 2004. Mr. Muller is also a member of the Board of Directors of GlobalSantaFe Corp. and The Keith Companies, Inc. Since 2000, Mr. Muller has been a private investor. From 1993 to 2000, Mr. Muller was President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. From 1999 to 2000, Mr. Muller was Deputy Chairman of the Board of Directors of Contact Energy Ltd., a New Zealand electric generation company partially owned by Edison Mission Energy. Mr. Muller obtained a Bachelor of Arts in History from Dartmouth College in 1973 and a Juris Doctor in Law from Yale Law School in 1976. Mr. Muller is 52 years old.

Continuing Directors

Class II Directors Continuing in Office Whose Terms Expire at the 2006 Annual Meeting

Yehudit "Dita" Bronicki.    Yehudit "Dita" Bronicki is our Chief Executive Officer, effective as of July 1, 2004, and is also a member of our Board of Directors and our President, positions she has held since our inception in 1994, and was our Secretary from 1994 through November 2004. Mrs. Bronicki is also the President of Ormat Systems, effective as of July 1, 2004. Mrs. Bronicki was also a co-founder of Ormat Turbines Ltd. and is a member of the Board of Directors and the General Manager (a CEO-equivalent position) of Ormat Industries, the publicly-traded successor to Ormat Turbines Ltd., and various of its subsidiaries. Since 1992, Mrs. Bronicki has also been a director of Bet Shemesh Engines. Mrs. Bronicki is also a member of the Board of Directors of OPTI Canada Inc., and of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. From 1994 to 2001, Mrs. Bronicki was on the Advisory Board of the Bank of Israel. Mrs. Bronicki has worked in the power industry since 1965. Yehudit Bronicki and Lucien Bronicki are married. Mrs. Bronicki obtained a Bachelor of Arts in Social Sciences from Hebrew University in 1965. Mrs. Bronicki is 63 years old.

Jacob J. Worenklein.    Jacob Worenklein was appointed a director of Ormat Technologies, Inc. as of November 12, 2004. Mr. Worenklein is also President and Chief Executive Officer of US Power Generating Company. From 1998 to 2003, he was Managing Director and Global Head of Project and Sectorial Finance for Societe Generale and, from 1996 to 1998, he was Managing Director and Head of Project Finance, Export Finance and Commodities for the Americas, for Societe Generale. Prior to joining Societe Generale in 1996, Mr. Worenklein was Managing Director and Global Head of Project Finance at Lehman Brothers and prior thereto was a partner and member of the executive committee of the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he founded and headed the firm's power and project finance practice. Mr. Worenklein served as Adjunct Professor of Finance at New York University and is a trustee of the Committee for Economic Development and a member of the Council on Foreign Relations. He is a member of the Board of Directors and Audit Committee of CDC Globeleq, an affiliate of the UK's Commonwealth Development Corporation. Mr. Worenklein obtained a Bachelor of Arts from Columbia College in 1970 and a Juris Doctor and Master of Business Administration from New York University in 1973. Mr. Worenklein is 56 years old.

Class III Directors Continuing in Office Whose Terms Expire at the 2007 Annual Meeting

Lucien Bronicki.    Lucien Bronicki is the Chairman of our Board of Directors, a position he has held since our inception in 1994, and is also our Chief Technology Officer, effective as of July 1, 2004. Mr. Bronicki co-founded Ormat Turbines Ltd. in 1965 and is the Chairman of the Board of Directors of Ormat Industries, the publicly-traded successor to Ormat Turbines Ltd., and various of its subsidiaries. Since 1992, Mr. Bronicki has been the Chairman of the Board of Directors of Bet Shemesh Engines, a manufacturer of jet engines, and of OPTI Canada Inc. Since 1997, Mr. Bronicki has been the Chairman of the Board of Bet Shemesh Holdings. Mr. Bronicki is also the Chairman of the Board of Directors of Orad Hi-Tec Systems Ltd., a manufacturer of image processing systems, and was the Co-Chairman of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. Mr. Bronicki has worked in the power industry since 1958. He is a member of the Executive Council of the Weizmann Institute of Science and chairs the Israeli Committee of the World

Energy Council. Yehudit Bronicki and Lucien Bronicki are married. Mr. Bronicki obtained a postgraduate degree in Nuclear Engineering from Conservatoire National des Arts et Metiers in 1958, a Master of Science in Physics from Universite de Paris in 1958 and a Master of Science in Mechanical Engineering from Ecole Nationale Superieure d'Ingenieurs Arts et Metiers in 1957. Mr. Bronicki is 70 years old.

Dan Falk.    Dan Falk was appointed as a director of Ormat Technologies, Inc. as of November 12, 2004. Mr. Falk is also a member of the Board of Directors of Orbotech Ltd., Nice Systems Ltd., Attunity Ltd., ClickSoftware Technologies Ltd. and Jacada Ltd, all NASDAQ publicly traded companies. In addition, Mr. Falk serves as a member of the Board of Directors of the following public non-US companies: Dor Chemicals Ltd., Visionix Ltd., Orad Hi-Tech Systems Ltd., Dmatek Ltd., and Poalim Ventures I Ltd. From 2001 to 2004, Mr. Falk was a business consultant to several public and private companies. From 1999 to 2000, Mr. Falk was Chief Operating Officer and Chief Executive Officer of Sapiens International NV. From 1995 to 1999, Mr. Falk was an Executive Vice President of Orbotech Ltd. From 1985 to 1995, Mr. Falk was Vice President of Finance and Chief Financial Officer of Orbot Systems Ltd. and of Orbotech Ltd. Mr. Falk obtained a Master of Business Administration from Hebrew University in 1972 and a Bachelor of Arts in Economics and Political Science from Hebrew University in 1968. Mr. Falk is the Chair of Ormat Technologies, Inc.'s Audit Committee. The Board of Ormat Technologies, Inc. has determined that Mr. Falk qualifies as an Audit Committee "financial expert" under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 401(h) of Regulation S-K, and is "independent" as that term is used in Item 7(d)(3)(IV) of Schedule 14A under the Securities Exchange Act of 1934. Mr. Falk is 60 years old.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

As required by the rules of the New York Stock Exchange (the "NYSE"), the Board of Directors evaluates the independence of Board members at least annually and when a change in circumstances could potentially impact the independence of one or more directors.

The Company's Board of Directors is composed of six directors, three of whom have been determined by the Company's Board to be independent directors, in accordance with the above requirements of the NYSE. The Company's three independent directors are Dan Falk, Jacob Worenklein and Edward Muller. During fiscal year 2004, subsequent to the Company's initial public offering in November of that year, the Board held one meeting at which all the directors were present.

The Company relies on the "controlled company" exception to the Board of Directors and committee composition requirements under the rules of the NYSE. The "controlled company" exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules which require that our Audit Committee be composed of at least three independent directors.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.     The Audit Committee selects, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent registered public accounting firm its independence, reviews and discusses the audited financial statements with the independent registered public accounting firm and management and reviews our compliance with legal and regulatory requirements with respect to accounting policies, internal controls and financial reporting.

The Audit Committee consists of three members, all of whom are independent directors. We have appointed Dan Falk, Jacob Worenklein and Edward Muller to the Audit Committee, and have appointed Dan Falk as the chair of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Falk, Worenklein, and Muller satisfy the independence requirements of the NYSE and the SEC. Dan Falk qualifies as the Audit Committee financial expert under the rules of the SEC. Mr. Falk also serves on the audit committee of five other companies. Our Board has determined that his simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee.

The Audit Committee, which was established by resolution of the Board of Directors, dated October 21, 2004, with effect on November 10, 2004 (the effective date of the Registration Statement for the initial public offering (the "IPO")), held three meetings subsequent to the Company's initial public offering in November of that year, and did not act by unanimous written consent. Further information concerning the Audit Committee is set forth below under the heading "Audit Committee Report." The charter of the Audit Committee is available on the Company's website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Compensation Committee.    The Compensation Committee reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of our Chief Executive Officer and certain other executive officers and (2) individual stock and stock option grants. The Compensation Committee also provides recommendations with respect to our compensation policies and practices and incentive compensation plans and equity plans. The Compensation Committee consists of three members, two of which are independent directors. We have appointed Yehudit Bronicki, Jacob Worenklein and Dan Falk to the Compensation Committee and have appointed Yehudit Bronicki as the chair of the Compensation Committee.

The Compensation Committee, which was established by resolution of the Board of Directors on October 21, 2004, with effect on November 10, 2004, held one meeting subsequent to the Company's initial public offering in November of that year and did not act by unanimous written consent. Further information concerning the Compensation Committee is set forth below under the heading "Compensation Committee Report." The charter of the Compensation Committee is available on the Company's website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board of Directors, selecting director nominees for our annual meetings of stockholders, and developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. The Nominating and Corporate Governance Committee consists of three directors, of which two are independent directors. The Board of Directors has determined the two directors satisfy the independence requirements of the NYSE. We have appointed Lucien Bronicki, Dan Falk and Edward Muller to the Nominating and Corporate Governance Committee, and have appointed Lucien Bronicki as the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of possible candidates.

The Nominating and Corporate Governance Committee has not yet set a specific policy regarding consideration of any director candidates recommended by stockholders. The Board of Directors believes that it is appropriate to not have such a policy at this time because over 75% of outstanding shares are held and voted by our parent company, Ormat Industries Ltd. The Company's by-laws provide that nominations of candidates to be considered by the stockholders may be made at an annual meeting of stockholders by any stockholder who was a stockholder of record at the time of giving notice of the proposed nomination, is entitled to vote at the meeting and follows the notice procedures. To be timely, a stockholder's notice for the 2005 Annual Meeting of Stockholders must be delivered to the Secretary at 980 Greg Street, Sparks, Nevada 89431, not earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to the 2005 Annual

Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The Nominating and Corporate Governance Committee, which was effective November 10, 2004, held one meeting and did not act by unanimous written consent in 2004. The functions of the Nominating and Corporate Governance Committee are described in its charter, which is available on the Company's website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Non-employee Director Compensation and Benefits

Cash Compensation

The cash compensation of our non-employee directors is as follows:

1.	Base annual retainer of $25,000 as fees related to their service on our Board of Directors.

2.	Board meeting fees ranging between $500 to $2,500 for each meeting such directors participate in.

3.	Committee meeting fees ranging between $500 to $1,500 for each meeting such directors participate in.

4.	Any non-employee director who also serves as chairman of the Audit Committee receives an annual retainer of $7,500.

5.	We pay fees and retainers to our non-employee directors in cash on a quarterly basis.

6.	We promptly reimburse all directors for transportation and lodging expenses actually incurred to attend meetings of our Board of Directors or committees.

Equity Compensation

Each of the non-employee directors received an initial grant of options to purchase 7,500 shares of the common stock of the Company at a price equal to the initial public offering price.

Each non-employee director shall receive annually from the second year options to purchase 5,000 shares of the common stock of the Company at the stock's New York Stock Exchange closing price on the date of the grant.

Directors and Executive Officers Information

The following table sets forth the name, age and positions of our directors, executive officers, persons who are executive officers of certain of our subsidiaries who perform policy making functions for us:

Name	Age	Position
Lucien Bronicki	70	Chairman of the Board of Directors; Chief Technology Officer(3)
Yehudit "Dita" Bronicki	63	Chief Executive Officer; President; Director(2)
Yoram Bronicki	38	Chief Operating Officer—North America; Director(1)
Joseph Tenne	49	Chief Financial Officer *(4)
Lisa Kidron	41	Vice President of Financial Controls *
Nadav Amir	54	Executive Vice President—Engineering *
Yeheskel (Hezy) Ram	55	Executive Vice President—Business Development, North America**
Joseph Shiloah	59	Executive Vice President—Marketing and Sales, Rest of the World *
Zvi Reiss	54	Executive Vice President—Project Management *
Aaron Choresh	59	Vice President—Operations Rest of the World and Product Support *
Zvi Krieger	49	Vice President—Geothermal Engineering *
Etty Rosner	49	Vice President—Contract Administrator; Corporate Secretary*
Connie Stechman	49	Vice President
Independent Directors:
Dan Falk	60	Independent Director(3)
Edward R. Muller	52	Independent Director(1)
Jacob J. Worenklein	56	Independent Director(2)

*	Performs the functions described in the table, but is employed by Ormat Systems.

**	Performs the functions described in the table, but is employed by Ormat Nevada.

(1)	Denotes Class I Director – Term expiring at 2005 Annual Shareholders Meeting

(2)	Denotes Class II Director – Term expiring at 2006 Annual Shareholders Meeting

(3)	Denotes Class III Director – Term expiring at 2007 Annual Shareholders Meeting

(4)	Mr. Tenne was appointed Chief Financial Officer on March 9, 2005.

Information Regarding Executive Officers

Joseph Tenne    Effective on March 9, 2005, Mr. Joseph Tenne was appointed Chief Financial Officer of the Company. From 2003 to 2004, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel (a member firm of PricewaterhouseCoopers International Limited). Mr. Tenne is also a member of the board of directors of AudioCodes Ltd., a NASDAQ-listed company. Mr. Tenne obtained a Master of Business Administration from Tel Aviv University in 1987 and a Bachelor of Arts in Accounting and Economics from Tel Aviv University in 1981. Mr. Tenne is a Certified Public Accountant in Israel.

Lisa Kidron.    Effective on March 9, 2005, and in connection with the appointment of Joseph Tenne as the new Chief Financial Officer for the Company, Lisa Kidron ceased serving as the Company's Chief Financial Officer and assumed the position of Vice President of Financial Controls. Ms. Kidron performed the functions of Chief Financial Officer from October 21, 2004 to March 9, 2005. Ms. Kidron is the Chief Financial Officer of Ormat Industries, a position she has held since 2002. From 2000 to 2002, Ms. Kidron was Chief Financial Officer at MUL-T-LOCK Ltd. and from 1999 to 2000, Ms. Kidron was Chief Financial Officer at MUL-T-LOCK Technologies Ltd. Ms. Kidron served as a director on the boards of various subsidiaries within the MUL-T-LOCK group from 1999 to 2002. Until 1999, Ms. Kidron was a senior manager in the accounting firm Kost-Forrer & Gabai (Ernst & Young, Global Services). Ms. Kidron obtained an L.L.M. Degree in Law from Bar-Ilan University in 2002, a Bachelor of Arts in Accounting

from Tel Aviv University in 1994, a Master of Science in Industrial Engineering from Ben Gurion University in 1987 and a Bachelor of Science in Computer Science and Mathematics from Rutgers University in 1985.

Nadav Amir.    Nadav Amir performs the function of our Executive Vice President of Engineering, effective as of July 1, 2004. From 2001 through June 30, 2004, Mr. Amir was Executive Vice President of Engineering of Ormat Industries, from 1993 to 2001, he was Vice President of Engineering of Ormat Industries, from 1988 to 1993, he was Manager of Engineering of Ormat Industries, from 1984 to 1988, he was Manager of Product Engineering of Ormat Industries, and from 1983 to 1984, he was Manager of Research and Development of Ormat Industries. Mr. Amir obtained a Bachelor of Science in Aeronautical Engineering from Technion Haifa in 1972.

Yeheskel (Hezy) Ram.    Hezy Ram performs the function of our Executive Vice President of Business Development, North America, a position he has held since January 1, 2004. From 1999 through December 31, 2003, Mr. Ram was Vice President of Business Development of Ormat Industries. Mr. Ram obtained a Master of Business Administration from Hebrew University in 1978, a Master of Science in Mechanical Engineering from Ben Gurion University in 1977 and a Bachelor of Science in Mechanical Engineering from Ben Gurion University in 1975.

Joseph Shiloah.    Joseph Shiloah performs the function of our Executive Vice President of Marketing and Sales, Rest of the World, effective as of July 1, 2004. From 2001 through June 30, 2004, Mr. Shiloah was the Executive Vice President of Marketing and Sales at Ormat Industries, from 1989 to 2000, he was Vice President of Marketing and Sales of Ormat Industries, from 1983 to 1989, he was Vice President of Special Projects of Ormat Turbines Ltd., from 1984 to 1989, he was Operating Manager of the Solar Pond project of Solmat Systems Ltd., a subsidiary of Ormat Turbines Ltd., and from 1981 to 1983, he was Project Administrator of the Solar Pond power plant project of Ormat Turbines Ltd. and Solmat Systems Ltd. Mr. Shiloah obtained a Bachelor of Arts in Economics from Hebrew University in 1972.

Zvi Reiss.    Zvi Reiss performs the function of our Executive Vice President of Project Management, effective as of July 1, 2004. From 2001 through June 30, 2004, Mr. Reiss was the Executive Vice President of Project Management of Ormat Industries, from 1995 to 2000, he was Vice President of Project Management of Ormat Industries and, from 1993 to 1994, he was Director of Projects of Ormat Industries. Mr. Reiss obtained a Bachelor of Science in Mechanical Engineering from Ben Gurion University in 1975.

Aaron Choresh.    Aaron Choresh performs the function of our Vice President of Operations Rest of the World and Product Support, effective as of July 1, 2004. From 1999 through June 30, 2004, Mr. Choresh was the Vice President of Operations and Product Support of Ormat Industries, from 1993 to 1998, he was the Director of Operations and Product Support of Ormat Industries, from 1991 to 1992, he was Manager of Project Engineering and Product Support, and from 1989 to 1990, he was Manager of Project Engineering of Ormat Industries. Mr. Choresh obtained a Bachelor of Science in Electrical Engineering from Technion Haifa in 1982.

Zvi Krieger.    Zvi Krieger performs the function of our Vice President of Geothermal Engineering, effective as of July 1, 2004. From 2001 through June 30, 2004, Mr. Krieger was the Vice President of Geothermal Engineering of Ormat Industries. Mr. Krieger has been with Ormat Industries since 1981 and served as Application Engineer, Manager of System Engineering, Director of New Technologies Business Development and Vice President of Geothermal Engineering. Mr. Krieger obtained a Bachelor of Science in Mechanical Engineering from the Technion, Israel Institute of Technology in 1980.

Etty Rosner.    Etty Rosner performs the function of our Corporate Secretary, effective as of October 21, 2004. Ms. Rosner is also the Corporate Secretary of Ormat Industries, a position she has held since 1991, and Vice President of Contract Management of Ormat Industries, a position she has held since 1999. From 1991 to 1999, Ms. Rosner was Contract Administrator Manager and Corporate Secretary and from 1981 to 1991, she was the Manager of the Export Department and Office Administrative Manager. Ms. Rosner obtained a Diploma in General Management from Tel Aviv University in 1990.

Connie Stechman.    Connie Stechman is our Vice President, a position she has held since our inception in 1994. Prior to joining Ormat Technologies, Inc., Ms. Stechman worked for an international public accounting firm. Ms. Stechman is a Certified Public Accountant and obtained a Bachelor of Science in Business and Concentration Accounting from California State University, Sacramento, in 1977.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Yehudit Bronicki, Jacob Worenklein, and Dan Falk. Mrs. Bronicki, a member of the Compensation Committee, serves as Chief Executive Officer and President of the Company. See "Certain Relationships and Related Transactions." Mr. Worenklein and Mr. Falk are not, and have not ever been, officers or employees of the Company or one of its subsidiaries.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is available on our website at www.ormat.com for downloading, free of charge. The content of our website, however, is not part of this proxy statement. You may also request a printed copy of our Code of Business Conduct and Ethics free of charge, by writing to the Company address appearing in this report or by telephoning us at: (775) 356-9029.

Corporate Governance Guidelines

The Board of Directors of the Company has adopted the Corporate Governance Guidelines, which are available on the Company's website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Executive Sessions

As required by the NYSE rules, the non-management directors of the Company meet in executive session of the Board of Directors without management at regular intervals and at each regular meeting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and as otherwise scheduled from time to time. The Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, presides at each executive sessions of his or her respective committee. Interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Chair of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the corporate headquarters at the following address: 980 Greg Street, Sparks, Nevada 89431.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors by writing c/o the Corporate Secretary, Ormat Technologies, Inc., 980 Greg Street, Sparks, Nevada 89431. Communications intended for a specific director or directors should be addressed to their attention, c/o the Corporate Secretary at this address. Communications received from stockholders are forwarded directly to Board members.

Audit Committee Report

The Audit Committee is composed of independent directors, as required by and in compliance with the listing standards of the NYSE. The Audit Committee is comprised entirely of outside directors, and operates pursuant to a written charter adopted by the Board of Directors of the Company.

The Audit Committee is responsible for assisting the Board of Directors in its oversight responsibilities related to accounting policies, internal controls, financial reporting and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company's financial reporting process, principles and internal controls as well as the preparation of its financial statements. The Company's independent registered public accounting firm is responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

During fiscal year 2004, the Audit Committee held its first meeting after the IPO, and established among other things procedures to facilitate and encourage communication among the Audit Committee, the Company, and the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits, and has met with them, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2004 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as currently in effect, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm's provision of tax services to the Company is compatible with maintaining the registered public accounting firm's independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee has also established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities, among other things. The Audit Committee has set up an ethics and compliance hotline managed by an independent third party. The information received by the hotline is treated as confidential and anonymous and will be both received and retained by an agent of the Audit Committee before all relevant non-compliance information is periodically reported to the Audit Committee.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC. The Audit Committee has also selected PricewaterhouseCoopers LLP, subject to ratification by the stockholders at the 2005 Annual Meeting of Stockholders, as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2005.

Submitted on March 16, 2005 by the Audit Committee of Ormat Technologies, Inc.'s Board of Directors.

Dan Falk, Chair Edward Muller Jacob Worenklein

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act"), as amended, or under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, except to the extent Ormat specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC under such Acts.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Registered Public Accounting Firm

PricewaterhouseCoopers LLP audited Ormat Technologies, Inc.'s annual financial statements for the fiscal year ended December 31, 2004. The stockholders are asked to ratify this appointment at the 2005 Annual Meeting of Stockholders. A representative of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2003 by PricewaterhouseCoopers LLP:

	Year	Amount Billed
Audit Fees	2004	$2,147,954
	2003	$549,590
Audit-related Fees	2004	$621,902
	2003	$62,055
Tax Fees	2004	$123,270
	2003	$70,500
All Other Fees	2004	—
	2003	—

1.	Audit Fees represent the aggregate fees billed for each of the last two fiscal years for the audit of the annual financial statements and review of financial statements, including the audit of the financial statements in the Company's prospectus filed in connection with the IPO, or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

2.	Audit-related Fees represent the aggregate fees billed in each of the last two fiscal years for audit and related services related to the performance of the audit or review of the registrant's financial statements and are not reported under paragraph (1) of this section.

3.	Tax Fees represent the aggregate fees billed in each of the last two fiscal years for tax compliance, tax advice, and tax planning.

4.	All Other Fees represent the aggregate fees billed in each of the last two fiscal years for products and services other than the services reported in Items (1)-(3).

The Audit Committee has set a pre-approval procedure, and thus all auditors' engagements are handled in accordance with such procedures, as follows:

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

A limited authority was delegated to the Chair of the Audit Committee to approve audit, tax and audit-related services in an amount of up to $10,000, provided such approval is reported to the Audit Committee at its next meeting.

No pre-approval procedure was established for non-audit services and such services may only be approved by the full Audit Committee.

Vote Required for Ratification

The Audit Committee was responsible for selecting Ormat Technologies, Inc.'s independent registered public accounting firm for fiscal year 2005. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2005. The Board of Directors believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting Ormat Technologies, Inc.'s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.'s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our common stock as of December 31, 2004 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Percentage ownership is based on 31,562,495 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of December 31, 2004, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Beneficial Ownership of Company Securities

	Shares of Ormat Technologies Common Stock Beneficially Owned				Shares of Ormat Industries Common Stock Beneficially Owned
	Number of Shares		Percent		Number		Percent
Principal Stockholder:
Ormat Industries Ltd.†	24,374,996	(1)	77.2%
Directors and Executive Officers
Yehudit Bronicki†	—		—		32,269,230	(2)	34.23%
Lucien Bronicki†	—		—		32,269,230	(2)	34.23%
Yoram Bronicki†	—		—		—		—
Dan Falk	—			*	—		—
Edward Muller	1,000			*	—		—
Jacob Worenklein	—			*	—		—
Nadav Amir†	—			*	41,250	(3)		*
Hezy Ram††	—			*	24,750	(4)		*
Zvi Reiss†	—			*	33,000	(5)		*
Joseph Shiloah	—			*	33,000	(6)		*
All executive officers and directors as a Group (16 in total)	1,000			*	32,446,480		34.36%

†	c/o Ormat Industries Ltd., Industrial Area, P.O. Box 68 Yavneh 81100, Israel

††	c/o Ormat Technologies, Inc., 980 Greg Street, Sparks, NV 89431

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	The board of directors of Ormat Industries has voting power and investment power over approximately 77.2% of our outstanding common stock. The board of Ormat Industries includes Lucien Bronicki, Dita Bronicki and Yoram Bronicki, who collectively with their family as of December 31, 2004 beneficially owned approximately 34.23% of the ordinary shares of Ormat Industries through their holdings in Bronicki Investment Ltd.

(2)	Includes 32,269,030 shares beneficially owned by Bronicki Investment Ltd. Mr. and Mrs. Bronicki are directors of Bronicki Investment Ltd. and have voting control of such shares held by Bronicki Investment Ltd. Each of Mr. and Mrs. Bronicki also owns 20% of Bronicki Investment Ltd. Accordingly, they may be deemed to share beneficial ownership of such shares held by Bronicki Investment Ltd. Each of Mr. and Mrs. Bronicki disclaims beneficial ownership of all shares held by Bronicki Investment Ltd., except to the extent of his or her 20% ownership in Bronicki Investment Ltd.

(3)	Represents currently exercisable options granted to Mr.Amir to purchase 41,250 ordinary shares of Ormat Industries; this excludes options to purchase 82,750 ordinary shares of Ormat Industries which are not exercisable within 60 days of December 31, 2004.

(4)	Represents currently exercisable options granted to Mr. Ram to purchase 24,750 ordinary shares of Ormat Industries; this excludes options to purchase 82,750 ordinary shares of Ormat Industries which are not exercisable within 60 days of December 31, 2004.

(5)	Represents currently exercisable options granted to Mr. Reiss to purchase 33,000 ordinary shares of Ormat Industries; this excludes options to purchase 82,750 ordinary shares of Ormat Industries which are not exercisable within 60 days of December 31, 2004.

(6)	Represents currently exercisable options granted to Mr. Shiloah to purchase 33,000 ordinary shares of Ormat Industries; this excludes options to purchase 82,750 ordinary shares of Ormat Industries which are not exercisable within 60 days of December 31, 2004.

Incentive Compensation Plan

Our Board of Directors adopted the Ormat Technologies, Inc. 2004 Incentive Compensation Plan (which we refer to as the plan) in October 2004, which plan was subsequently adopted by our stockholders. The plan provides for the grant of the following types of awards (each an award): incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), non-qualified stock options, restricted stock, stock appreciation rights, stock units, performance awards, phantom stock, incentive bonuses and other possible related dividend equivalents to our employees, directors and independent contractors (whom we refer to as the eligible individuals). Incentive stock options may be granted to our employees only. A total of 1,250,000 shares of our common stock were reserved for issuance pursuant to the plan, all of which could be issued as options or as other forms of awards. We have granted options to purchase 200,000 shares of our common stock to our employees and options to purchase 22,500 shares of our common stock to our non-employee directors. If there is a merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the administrator may make certain adjustments in the aggregate number and kind of shares of common stock subject to the plan and dividend equivalents.

If any shares of common stock that have been made subject to an award cease to be subject to the award, such shares of common stock will again be available for an award and will not be considered as having been previously made subject to an award. Any shares of common stock delivered upon exercise of an option in payment of all or part of the option, or delivered or withheld in satisfaction of withholding taxes with respect to an award, will be additional shares of common stock available for an award under the plan. After an award of phantom stock has been paid out, the shares of common stock underlying the award will again be available for an award and will not be considered as having been previously made subject to an award. Certain awards may also be payable in cash.

Administration of the Plan.    Our Board of Directors, or the compensation committee appointed by our Board, administer the plan. Awards intended to qualify as performance based compensation" within the meaning of Section 162(m) of the Code to any of the Company's five most highly compensated executives will be granted by a grant committee, a sub-committee of the compensation committee that will consist of two or more outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. Under the plan, the administrator may delegate to our Chief Executive Officer, or his or her delegate, the right to designate other eligible individuals (other than our Chief Executive Officer or his or her delegate) to receive awards and to determine the amount of any awards granted to such eligible individuals and the terms of such awards, except that performance awards to any of the Company's five most highly compensated officers will only be granted by the grant committee, in accordance with the requirements of Section 162(m) of the Code.

Options.    A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under our plan, which will be at least equal to the fair market value of our common stock on the date of grant. The aggregate fair market value, determined as of the date the option is granted, of the shares of our common stock for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. Stock options generally may not be exercised after ten years from the date of the grant thereof. At the relevant time of exercise, the option price must be paid in full in cash or if permitted in the award agreement in shares of our common stock with a fair market value on the date of exercise equal to the option price or in a combination of cash and shares of common stock whose fair market value on the date of exercise thereof together with such cash will equal the option price. After termination of any of our employees, directors or independent contractors, unless the administrator determines otherwise, an unvested option typically will be subject to forfeiture, and a vested option will be exercisable for the period of time stated in the option agreement. If termination is due to death or retirement, the option generally will remain exercisable for one year following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. A stock appreciation right may be granted in conjunction with an option or alone. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock.    Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any employee. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture to the extent the vesting schedule and/or specified performance or other criteria have not be satisfied, or upon the termination of employee, director or independent contractor for any reason including death or retirement.

Stock Units.    Stock units are rights to receive shares of our common stock at a future date. The administrator determines the terms and conditions of stock units.

Phantom Stock.    Phantom stock are rights to receive an amount of cash equal to the fair market value of a share of our common stock at a specified date. The administrator determines the terms and conditions of phantom stock.

Incentive Bonuses.    Incentive bonuses are rights to receive cash or shares of our common stock. The administrator determines the terms and conditions of such incentive bonuses. The Board has determined that up to 20% of the annual profits available for distribution by the Company may, at any time from time to time, be distributed to the employees of the Company by way of cash incentive bonuses to employees, pursuant and subject to the provisions of the plan and at the discretion of the Board. In determining whether there are annual profits available for distribution as cash incentive bonuses, our Board of Directors will take into account our business plan and current and expected obligations, and no such distribution will be made that in the judgment of our Board of Directors would prevent the Company from meeting such business plan or obligations.

Any such distribution will only be made when, as and if approved by our Board of Directors out of funds legally available therefor. The actual amount and timing of any such distribution will depend upon our financial condition, results of operations, business prospects and such other matters as the Board may deem relevant from time to time. Even if profits are available for such distribution, the Board could determine that such profits should be retained for an extended period of time, used for working capital purposes, expansion or acquisition of businesses or any other appropriate purpose.

Performance Awards.    Performance awards are awards of options, stock appreciation rights, restricted stock, stock units, phantom stock, and incentive bonus awards that will result in a payment to a key employee only if performance goals established by the administrator are achieved, or if the awards otherwise vest. The administrator or its delegates or the grant committee will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to key employees. The performance goals may be based upon the achievement of company-wide, divisional or individual goals (including continued service), applicable securities laws or other basis determined by the administrator. Under the plan, no person will receive, in any one fiscal year, grants of performance awards for more than 400,000 shares of our common stock for performance awards of options, stock appreciation rights, restricted stock, stock units and phantom stock. The maximum dollar amount of any performance award of incentive bonuses that may be paid to any key employee in any fiscal year may not exceed $10 million. Performance goals or awards to any of the Company's five most highly compensated executives will only be set or granted by the grant committee.

Dividend Equivalents.    Any award (other than options, stock appreciation rights and bonuses) under the plan may, in the discretion of the administrator, earn dividend equivalents.

Transferability of Awards.    Unless the administrator determines otherwise, no award or portion of an award will be transferable other than by will or by the laws of descent and distribution, except that an option and tandem stock appreciation right may be transferred pursuant to a domestic relations order or by gift to a family member of the holder to the extent permitted in the applicable award. A tandem stock appreciation right may never be transferred except to the transferee of the related option. Only the participant may exercise an award during his or her lifetime.

Amendment and Termination of the Plan.    The plan will automatically terminate in 2014, unless we terminate it earlier. In addition, our Board of Directors has the authority to amend, suspend or terminate our plan, provided that such amendment does not adversely affect any award previously granted under our plan, unless the Board of Directors determines that an amendment is desired or appropriate to comply with the requirements of Section 409A of the Code enacted in October 2004.

New Legislation.    Section 409 of the Code enacted in October 2004 affects the timing for recognition of income attributable to certain types of non-qualified deferred compensation. Our Board of Directors intends to amend the plan, to the extent such amendment is desirable or appropriate, to comply with the requirements of Section 409A of the Code.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation plans approved by security holders	222,500	$15	1,037,500
Equity Compensation plans not approved by security holders	N/A	N/A	N/A
Total	222,500	$15	1,037,500

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning compensation earned during the years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and our four most highly compensated executive officers (our Named Executive Officers) for services they rendered to the Company in all capacities during the period. The compensation described in this table includes but does not itemize benefits which are available generally to all of our salaried employees.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3) (4)	Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Yehudit Bronicki	2004	94,155	118,433	20,244	—	11,888
Chief Executive Officer	2003	45,518	—	3,213	—	—
	2002	—	—		—	—
Lucien Bronicki	2004	62,922	118,433	9,104	—	9,190
Chairman and Chief	2003	—	—		—	—
Technology Officer	2002	—	—	—	—	—
Nadav Amir	2004	86,386	22,502	11,065	11,000	13,859
Executive Vice President	2003	—	—	—	—	—
—Engineering	2002	—	—	—	—	—
Hezy Ram	2004	175,000	467,600	15,298	30,000	—
Executive Vice President	2003	—	300,000	—	—	—
—Business Development, North America	2002	—	—	—	—	—
Joseph Shiloah	2004	65,353	28,128	9,883	9,250	10,833
Executive Vice President	2003	—	—	—	—	—
—Marketing and Sales, Rest of the World	2002	—	—	—	—	—

Note: Footnotes below include information re: compensation from companies other than Ormat Technologies, Inc.

(1)	In 2004, 2003 and 2002, in addition to these amounts, Mrs. Bronicki received $28,991, $58,438 and $100,206, respectively, as salary compensation from Ormat Industries; in 2004, 2003 and 2002, Mr. Bronicki received $62,006, $124,051 and $124,013, respective;ly, as salary compensation from Ormat Industries; in 2004, 2003 and 2002, Mr. Amir received $84,887, $169,820 and $156,016, respectively; Mr. Ram received $0, $145,495 and $110,593, respectively; and Mr. Shiloah received $68,613, $123,853 and $117,852, respectively, as salary compensation from Ormat Industries.

(2)	In 2004, 2003 and 2002, Mr. Amir earned $22,109, $0 and $101,492, as bonus compensation from Ormat Industries; in 2003 and 2002, Mr. Ram earned $333,242 and $128,739, respectively; and in 2004 and 2003, Mr. Shiloah earned $27, 637 and $11,081, respectively.

(3)	In 2004, 2003 and 2002, Mrs. Bronicki received $14,068, $15,634 and $25,663 as other compensation from Ormat Industries. In 2004, 2003 and 2002, Mr. Bronicki received $12,788, $14,598 and $28,348 as other compensation from Ormat Industries. In 2004, 2003 and 2002, Mr. Amir received $11,513, $19,498 and $27,500 as other compensation from Ormat Industries. In 2004, 2003 and 2002, Mr. Ram received $0, $16,713, and $13,595 as other compensation from Ormat Industries. In 2004, 2003 and 2002, Mr. Shiloah received $7,697, $16,520 and $19,783 as other compensation from Ormat Industries.

(4)	In 2004, Mrs. Bronicki received $4,064, Mr. Bronicki received $2,342, Mr. Amir received $3,132, Mr. Ram received $0, and Mr. Shiloah received $2,120 respectively from the Company, reflecting the private use of Company-leased cars. In 2004, 2003 and 2002, Mr. Bronicki received $3,993, $7,872 and

$7,271, respectively, Mr. Bronicki received $1,963, $3,996 and $7,284, respectively, Mr. Amir received $3,078, $6,017 and $5,561 respectively, Mr. Ram received $0, $3,996 and $3,693 respectively, and Mr. Shiloah received $1,963, $3,996 and $3,693 respectively from Ormat Industries, reflecting the use of Company-leased cars.

(5)	In 2004, 2003 and 2002, Mr. Amir received options to purchase 25,000, 33,000 and 33,000 shares of Ormat Industries' common stock, respectively, Mr. Ram received options to purchase 25,000, 33,000 and 33,000 shares of Ormat Industries' common stock, respectively, and Mr. Shiloah received options to purchase 25,000, 33,000 and 33,000 shares of Ormat Industries' common stock, respectively.

(6)	All Other Compensation includes payment of pension benefits in the amounts shown: In 2004, 2003 and 2002, Mrs. Bronicki received $8,950, $18,109 and $16,004, respectively from Ormat Industries. In 2004, 2003 and 2002, Mr. Lucien Bronicki received $8,975, $18,230 and $15,962, respectively from Ormat Industries. In 2004, 2003 and 2002, Mr. Amir received $13,455, $26,456 and $24,742, respectively from Ormat Industries. In 2004, 2003 and 2002, Mr. Ram received $0, $23,239 and $18,485, respectively from Ormat Industries. In 2004, 2003 and 2002, Mr. Shiloah received $10,437, $21,142 and $19,777 respectively from Ormat Industries.

Option Grants During Fiscal Year 2004

The following table sets forth information regarding options to purchase Ormat common stock (as noted in the table), granted during the fiscal year ended December 31, 2004 to each of the Company's Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

Individual Grants (1)

Name	Number of securities underlying option granted (#)	Percent of total options granted to employees in fiscal year	Exercise of base price ($/Sh)	Expiration date	Grant date present value $(2)
Yehudit (Dita) Bronicki	—	—	—	—	—
Lucien Bronicki	—	—	—	—	—
Nadav Amir	11,000	5.5%	$15	11/10/2014	$10,230
Hezy Ram	30,000	15%	$15	11/10/2014	$27,900
Joseph Shiloah	9,250	4.6%	$15	11/10/2014	$8,603

(1)	Unless otherwise noted herein, the following applies to each option set forth in the table. On November 10, 2004, the Company granted options to purchase 200,000 shares of common stock to employees and options to purchase 22,500 shares of common stock to non-employee directors at an exercise price of $15 per share, which represents the fair value of the Company's common stock on such date. Such options will expire ten years from the date of grant, with options granted to employees vesting at 25%, 25% and 50%, in year two, three, and four, respectively, after the date of grant, and options granted to non-employee directors vesting immediately upon the filing of a registration statement by the Company on Form S-8 with the SEC with respect to the shares of common stock underlying such option grants.

(2)	The estimated values listed in this column are based on the Black-Scholes option pricing model and a number of variables. The following assumptions were used in determining the estimated value of the grants [risk free interest rate of 3.56%, stock price volatility of 39.55%, and dividend yield of 4.42% and option holding period of 5 years.] The estimated values are not intended as a forecast of future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock option, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

The following table contains information regarding our Named Executive Officers' unexercised options to acquire shares of the Company's common stock for the fiscal year ended December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of unexercised in-the-money options at Fiscal Year-End ($) Exercisable/ Unexercisable
Yehudit (Dita) Bronicki	—	—	—	—
Lucien Bronicki	—	—	—	—
Nadav Amir	—	—	0/11,000	0/$14,080
Hezy Ram	—	—	0/30,000	0/$38,400
Joseph Shiloah	—	—	0/9,250	0/$11,840

Compensation Committee Report on Executive Compensation

The following Compensation Committee Report on Executive Compensation and compensation-related disclosures set forth in the proxy statement shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee consists of three directors, who are appointed by the Board. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which includes evaluation of the performance of the Chief Executive Officer, review and approval of the compensation of the Chief Executive Officer and all other executive officers of the Company, and recommendations to the Board of Directors regarding non-CEO compensation, incentive-compensation plans and equity-based plans.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation designed to motivate and retain executive officers in the Company for the continued success of the Company and the enhancement of shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and possibly other equity-based compensation.

In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer's responsibilities, as well as his or her effectiveness in supporting the Company's long-term goals. The Committee also considers the compensation practices of other major corporations in areas where the Company operates that compete with the Company.

Compensation component

There are three primary types of compensation provided to the Company's executive officers:

–	Annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions.

–	Annual performance target bonuses intended to link officers' compensation to the Company's performance.

–	Long-term compensation, which includes stock options and may include or other equity-based compensation and long-term incentive awards. Under their current employment agreements, the Chief Executive Officer, the Chairman of the Board and the Chief Operating Officer of the Company do not participate in this third component of the compensation.

Annual Compensation

Base salary

Consistent with its stated philosophy, the Compensation Committee aims to position base salaries for the Company's executive officers annually at levels that are consistent with the Compensation Committee's interpretation of competitive compensation averages for individuals with similar responsibilities at companies with similar financial, operating and industry characteristics, in similar locations with consideration of the performance of the Company, individual performance of each executive and the executive's scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered.

Annual Incentive Bonuses

The Company's annual incentive bonus plan provides for the payment of cash bonuses based on the Company's performance measured against specific criteria, such as revenue growth, profitability and attainment of strategic business goals, in relation to individual executive performance. Based on the Company's performance during 2004 against these criteria, bonuses were paid under the annual incentive bonus plan in the amount of $657,004 to the four highest paid executive officers after the CEO.

Long-Term Compensation

The Compensation Committee is committed to long-term incentive programs for executives that promote the long-term growth of the Company, and to align the interests of employees with those of our stockholders.

Equity-Based Compensation

As stock options were granted to executive officers of the Company (other than the Bronickis) upon the IPO, the Compensation Committee has not granted additional stock options in respect of 2004 performance. The Committee will consider granting additional stock options to executive officers upon the evaluation of the Company's 2005 performance.

Compensation of Chief Executive Officer

The Chief Executive Officer and the Chairman of the Company each have a four-year employment agreement with the Company with a monthly base salary of $12,500 and $10,333, respectively fixed for the term of the agreement, and a bonus measured as a percentage of revenues. For 2004, the bonuses approved for the Chief Executive Officer and the Chairman of the Company were $118,433 each.

Internal Revenue Code Section 162(m)

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the five most highly paid senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.

Submitted on March 16, 2005 by the members of the Compensation Committee of Ormat Technologies Inc.'s Board of Directors.

Yehudit (Dita) Bronicki, Chair Dan Falk Jacob Worenklein

EMPLOYMENT AGREEMENTS

We have entered into an executive employment agreement with Mrs. Yehudit Bronicki, as our Chief Executive Officer, effective as of July 1, 2004. Such employment agreement is for a four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement, when expired, will be automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mrs. Bronicki pursuant to the terms of the agreement.

Such employment agreement provides for a monthly base salary of $12,500. Mrs. Bronicki is also entitled to a bonus and other benefits set forth in the agreement and a company automobile. Pursuant to the terms of the agreement, if we or Mrs. Bronicki terminate the agreement, by providing the other party with 180 days' written notice prior to the end of the respective term, Mrs. Bronicki will be entitled to her salary, bonus and other benefits for such 180-day period. In the event of such termination, Mrs. Bronicki is entitled to an assignment of her "executive manager's insurance policy" and monies accumulated under such policy, and a payment of the difference, if any, between the sums accumulated under such policy on account of her severance pay, and the amount of severance pay she is entitled to based on her last base salary multiplied by the number of years she has been employed by us or Ormat Industries.

Mrs. Bronicki is also entitled to change in control payments. If, within three years following the occurrence of a change in control, we terminate Mrs. Bronicki's employment or Mrs. Bronicki terminates her own employment for good reason, other than for disability or if, within 180 days following a change in control, Mrs. Bronicki terminates her employment agreement with 90 days' prior written notice, then we are required to pay her a lump sum equal to (1) her full unpaid and accrued base salary through the date of termination; plus (2) her monthly base salary at the time of the change of control including any increases therein multiplied by 24; plus (3) the average of the annual bonus paid to Mrs. Bronicki for the two years immediately preceding the change in control multiplied by two; plus (4) a portion of the annual bonus for the year in which the termination of employment occurs with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the relevant year through the date of termination and the denominator of which is 365, and any unpaid annual bonus for any completed year. In addition, Mrs. Bronicki is also entitled to all employee health, accident, life insurance, disability and other employee welfare benefits for a two-year period following her last day worked, or until she obtains new employment, whichever is earlier.

We have entered into an executive employment agreement with Mr. Lucien Bronicki, as our Chief Technology Officer, effective as of July 1, 2004. Such employment agreement is for a four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement, when expired, will be automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mr. Lucien Bronicki pursuant to the terms of the agreement.

Such employment agreement provides for a monthly base salary of $10,333. Mr. Lucien Bronicki is also entitled to a bonus and other benefits set forth in the agreement and a company automobile. Pursuant to the terms of the agreement, if we or Mr. Lucien Bronicki terminate the agreement, by providing the other party with 180 days' written notice prior to the end of the respective term, Mr. Lucien Bronicki will be entitled to his salary, bonus and other benefits for such 180-day period. In the event of such termination, Mr. Lucien Bronicki is entitled to an assignment of his "executive manager's insurance policy" and monies accumulated under such policy, and payment of the difference, if any, between the sums accumulated under such policy on account of his severance pay, and the amount of severance pay he is entitled to based on his last base salary multiplied by the number of years he has been employed by us or Ormat Industries, as specified in the agreement.

Mr. Lucien Bronicki is also entitled to change in control payments. If, within three years following the occurrence of a change in control, we terminate Mr. Lucien Bronicki's employment or Mr. Lucien Bronicki terminates his own employment for good reason, other than for disability or if, within 180 days following a change in control, he terminates his employment agreement with 90 days' prior written notice, then we are required to pay him a lump sum equal to (1) his full unpaid and accrued base salary through the date of termination; plus (2) his monthly base salary at the time of the change of control including any increases therein multiplied by 24; plus (3) the average of the annual bonus paid to Mr. Lucien Bronicki for the two years immediately preceding the change in control multiplied by two; plus (4) a portion of the annual bonus for the year in which the termination of employment occurs with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the relevant year through the date of termination and the denominator of which is 365, and any unpaid annual bonus for any completed year. In addition, Mr. Lucien Bronicki is also entitled to all employee health, accident, life insurance, disability and other employee welfare benefits for a two-year period following his last day worked, or until he obtains new employment, whichever is earlier.

We have also entered into an executive employment agreement with Mr. Yoram Bronicki, as our Chief Operating Officer, effective as of July 1, 2004. Such employment agreement is for a two-year term expiring on June 30, 2006, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement, when terminated, will be automatically extended for additional successive two-year terms subject to conditions set forth in the agreement.

Such employment agreement with Mr. Yoram Bronicki provides for a monthly base salary of $14,000. Mr. Yoram Bronicki is also entitled to a bonus and other benefits set forth in the agreement. Pursuant to the terms of the agreement, if we terminate Mr. Yoram Bronicki's employment without cause, by providing him with a 120 days' written notice prior to the end of the respective term, Mr. Yoram Bronicki will be entitled to his salary, bonus and other benefits for the unexpired portion of the remaining term of his employment agreement, except that if such prior notice is given for a period less than 120 days prior to the termination of his employment agreement, such salary, bonus and other benefits will be paid for a period of 120 days after such notice is given. If Mr. Yoram Bronicki is terminated for cause, he will not be entitled to any salary, bonus or other benefits except for accrued but unpaid salary through the last day worked prior to such termination.

Mr. Yoram Bronicki is also entitled to change in control payments. If, within three years following the occurrence of a change in control, as defined in the agreement, we terminate Mr. Yoram Bronicki's employment or Mr. Yoram Bronicki terminates his own employment for good reason, other than for disability or if, within 180 days following a change in control, he terminates his employment agreement with 90 days' prior written notice then we are required to pay him a lump sum equal to (1) his full unpaid and accrued base salary through the date of termination; plus (2) his monthly base salary at the time of the change of control including any increases therein multiplied by 24; plus (3) the average of the annual bonus paid to Mr. Yoram Bronicki for the two years immediately preceding the change in control multiplied by two; plus (4) the amount of the annual contribution that would be made by us to his 401(k) plan assuming his maximum contribution under the plan, multiplied by two; plus (4) a portion of the annual bonus for the year in which the termination of employment occurs with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the relevant year through the date of termination and the denominator of which is 365, and any unpaid annual bonus for any completed year. In addition, Mr. Yoram Bronicki is also entitled to all employee health, accident, life insurance, disability and other employee welfare benefits for a two-year period following his last day worked, or until he obtains new employment, whichever is earlier.

Hezy Ram is currently employed by Ormat Nevada and serves as our Executive Vice President of Business Development, North America, pursuant to an employment agreement dated January 1, 2004, which expires on December 31, 2007. Mr. Ram's employment agreement provides for an annual base salary of $175,000. Pursuant to the terms of Mr. Ram's employment agreement, in addition to his annual salary, Mr. Ram is entitled to certain other benefits paid for by us, including, among other things, annual bonuses and medical and hospitalization insurance. Pursuant to the terms of Mr. Ram's employment agreement, if we terminate his employment without cause, Mr. Ram is entitled to receive his monthly salary for the following 90-day period. If Mr. Ram terminates his employment voluntarily, he is not entitled to receive any subsequent payments. Mr. Ram's employment agreement also contains a one-year non-competition and non-solicitation provision.

Nadav Amir is employed by Ormat Systems and serves as our Executive Vice President of Engineering, Joseph Shiloah is employed by Ormat Systems and serves as our Executive Vice President of Marketing and Sales, Rest of the World. Each of Messrs. Amir and Shiloah is party to an employment agreement with Ormat Systems that sets forth their respective terms of employment that are generally applicable to all of Ormat Systems' staff, covering matters such as vacation, health and other benefits. Under such employment agreements, any Ormat Systems employee may be terminated for any reason subject to 30 days' prior notice. However, termination for cause does not require any prior notice. An employee that is terminated for cause is not entitled to any subsequent payments.

The actual salary and other compensation arrangements of Messrs. Amir and Shiloah are agreed separately with each employee. Each of these individuals is also covered by Ormat Systems' management insurance plan, to which Ormat Systems contributes a percentage of such individual's salary, and which covers any compensation that such individual may be entitled to receive upon termination. In addition, each of the individuals has the benefit of the use of a company-leased car.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ormat believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2004 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan Agreement between Us and Ormat Industries

In 2003, we entered into a loan agreement with Ormat Industries, which was further amended on September 20, 2004. Pursuant to this loan agreement, Ormat Industries agreed to make a loan to us in one or more advances not exceeding a total aggregate amount of $150,000,000. The proceeds of the loan are to be used to fund our general corporate activities and investments. We are required to repay the loan and accrued interest in full and in accordance with an agreed-upon repayment schedule and in any event on or prior to June 5, 2010.

Interest on the loan is calculated on the balance from the date of the receipt of each advance until the date of payment thereof at a rate per annum equal to Ormat Industries' average effective cost of funds plus 0.3% percent in U.S. dollars, which represented a rate of 7.5% for the advances made during year 2003. All computations of interest shall be made by Ormat Industries on the basis of a year consisting of 360 days. As of December 31, 2004, the outstanding balance of the loan was approximately $148.4 million.

The loan agreement contains customary representations and warranties to Ormat Industries and also contains customary events of default and notice provisions.

The loan agreement is governed by, and interpreted and construed under, the laws of Israel.

We believe that the terms of the loan agreement are as beneficial to us as could be obtained from unaffiliated third parties.

Capital Note Issued to Ormat Industries

Pursuant to the terms of a capital note, as further amended on September 20, 2004, Ormat Industries converted outstanding balances owed by us to Ormat Industries into a subordinated non-interest bearing loan in an amount equal to NIS 240.0 million. We can repay the loan in full or, upon demand by Ormat Industries, we will be required to repay the loan in full at any time after November 30, 2007. The final maturity of the loan is December 30, 2009. In accordance with the terms of such note, we will not be required to repay any amount in excess of $50 million (using the exchange rate existing on the date of such note).

We believe that the terms of the capital note are as beneficial to us as could be obtained from unaffiliated third parties.

Guarantee Fee Agreement between Us and Ormat Industries

In 1999, we entered into a guarantee fee agreement with Ormat Industries, pursuant to which Ormat Industries agreed to issue certain standby letters of credit and guarantees on our behalf to certain of our customers, as well as guarantees with respect to our bank credit lines.

Such agreement establishes a fee, calculated quarterly, equal to 1% per annum of all amounts guaranteed or subject to an outstanding letter of credit during the relevant quarter. Such payment is due quarterly in arrears and is payable against the receipt of an invoice from Ormat Industries.

We believe that the terms of the guarantee fee agreement are as beneficial to us as could be obtained from unaffiliated third parties.

Reimbursement Agreement between Us and Ormat Industries

On July 15, 2004, we entered into a reimbursement agreement pursuant to which we agreed to reimburse Ormat Industries for any draws made on any standby letter of credit subject to the guarantee fee agreement, dated as of January 1, 1999, between us and Ormat Industries, and for any payments made under any guarantee provided by Ormat Industries subject to such guarantee fee agreement. Interest on any amounts owing pursuant to the reimbursement agreement is paid at a rate per annum equal to Ormat Industries' average effective cost of funds plus 0.3% in U.S. dollars. There are no amounts currently owing to Ormat Industries pursuant to the reimbursement agreement.

Asset Purchase Agreement between Us and Ormat Industries

Pursuant to an asset purchase agreement, effective as of July 1, 2004, Ormat Industries sold and assigned to our subsidiary, Ormat Systems, certain assets and liabilities related to Ormat Industries' geothermal power plants and power units business, which is described in our Annual Report on Form 10-K for the year ended December 31, 2004 as our products business. The parties agreed to use their best efforts to assign the contracts and liabilities related to this business to Ormat Systems within 12 months from July 15, 2004, and until then, their unassigned assets are to be held in trust by Ormat Industries for Ormat Systems. As part of this transaction, Ormat Industries agreed, for so long as it holds more than 50% of the voting interest in us, not to compete or engage in any business which is in the same field of the business acquired by Ormat Systems.

As total consideration for the purchase, Ormat Systems agreed to pay Ormat Industries the amount of $11.0 million, which consists of a cash payment and the assumption of an outstanding loan to Bank Continental and certain employment liabilities.

As part of this transaction, Ormat Systems also agreed to pay to Ormat Industries certain commissions ranging between 2.5% and 5.0% on revenues from sale orders entered into prior to July 1, 2004. The aggregate amount of such commissions is subject to receipt of payment from customers and is approximately $2.2 million.

The asset purchase agreement and the following sublease agreement, license agreement, service agreement and reimbursement agreement are agreements that set forth the terms and conditions of the sale and assignment by Ormat Industries' products business to Ormat Systems. We believe that, taken as a whole, the terms of these agreements, collectively, are reasonable and appropriately benefit the company.

Sublease between Us and Ormat Industries

Our subsidiary, Ormat Systems, has entered into a sublease with Ormat Industries for real estate leased by Ormat Industries from the Israeli Land Administration on which our production and manufacturing facilities are located. Such sublease is effective as of July 1, 2004 and the term of such sublease is four years and eleven months, which term has been extended by a consent of the Israeli Land Administration for a period the shorter of (1) 25 years (including the initial term) or (2) the remaining period of the underlying lease agreements with the Israel Land Administration (which terminate between 2018 and 2047).

Pursuant to the sublease, Ormat Systems agreed to pay rent, in advance, on a monthly basis, equal to $52,250.00 (plus VAT) per month. Payment will be adjusted every year to reflect increases in the Israeli Consumer Price Index, but will in no event be lower than the rent paid during the previous year. Pursuant to the sublease, Ormat Systems has also agreed to pay taxes and other compulsory charges, to make other required payments, and to indemnify Ormat Industries for taxes (other than income taxes) imposed in connection with the subleased real estate.

Pursuant to the sublease, Ormat Systems agreed to certain other customary undertakings, including indemnification and insurance undertakings.

The sublease was executed in connection with the asset purchase agreement between Ormat Systems and Ormat Industries.

License Agreement between Us and Ormat Industries

On July 15, 2004, our subsidiary, Ormat Systems, entered into a patents and trademarks license agreement, effective as of July 1, 2004, pursuant to which Ormat Industries granted a world-wide royalty-free license to Ormat Systems (which is exclusive with respect to the patents and certain of the trademarks) to internally copy, use, and create derivatives of certain patents and trademarks. The license survives sales and/or transfers of the patents and trademarks and Ormat Systems owns the derivatives created from the licensed patents. The term of the license agreement continues until the patents or trademarks expire or are assigned to Ormat Systems (which are intended to be assigned, subject to tax and other considerations) and the agreement may be terminated if either party becomes insolvent.

The license agreement was executed in connection with the asset purchase agreement between Ormat Systems and Ormat Industries.

Service Agreement between Us and Ormat Industries

On July 15, 2004, our subsidiary, Ormat Systems, entered into a service agreement, effective as of July 1, 2004, pursuant to which Ormat Systems agreed to provide, as an independent contractor, certain corporate, financial, secretarial and administrative services to Ormat Industries. At the request of Ormat Industries, Ormat Systems may also provide certain engineering services.

Ormat Industries is required to pay $10,000 per month for all services (other than engineering services) rendered pursuant to such service agreement plus all out-of-pocket expenses of Ormat Systems. For engineering services, Ormat Industries is required to pay a fee equal to the cost of such services plus 10.0% and all out-of-pocket expenses of Ormat Systems. On each anniversary of such services agreement, such monthly fees are adjusted in accordance with the Israeli Consumer Price Index during the previous twelve-month period.

The service agreement was executed in connection with the asset purchase agreement between Ormat Systems and Ormat Industries.

Registration Rights Agreement between Us and Ormat Industries

The Company has entered into a registration rights agreement with Ormat Industries. Under this agreement, Ormat Industries may require us on one occasion to register our common stock for sale on Form S-1 under the Securities Act if we are not eligible to use Form S-3 under that Act. After we become eligible to use Form S-3, Ormat Industries may require us on unlimited occasions to register our common stock for sale on this form. In addition, we will be required to file a registration statement on Form S-3 to register for sale shares of our common stock that are or have been acquired by directors, officers and employees of Ormat Industries upon the exercise of options granted to them by Ormat Industries. Ormat Industries will also have an unlimited number of piggyback registration rights. This means that any time we register our common stock for sale, Ormat Industries may require us to include shares of our common stock held by it or its directors, officers and employees in that offering and sale, subject to certain allocation procedures set forth in the registration rights agreement.

We have agreed to pay all expenses that result from the registration of our common stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. We have also agreed to indemnify Ormat Industries, its directors, officers and employees against liabilities that may result from their sale of our common stock, including liabilities under the Securities Act.

Employment Agreements

For a description of the employment agreements of Lucien Bronicki and Yoram Bronicki, see "Employment Agreements."

STOCK PERFORMANCE GRAPH

The following performance graph represents the cumulative total shareholder return for the period November 11, 2004 (the date upon which trading of the Company's common stock commenced) through Deecember 31, 2004 for our common stock, as compared to the Standard and Poor's Composite 500 Index, and a peer group.

	11/11/2004	12/31/2004
Ormat Technologies Inc.	$100	$109
Standard & Poor's Composite 500 Index	$100	$108
Peers	$100	$116

Peers: The AES Corporation, NRG Energy Inc., Reliant Energy Inc. and International Power PLC.

The above Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act and the Exchange Act except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

ADDITIONAL INFORMATION

Householding of Proxies

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement and annual report to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding this year for those shareholders who own their shares directly in their own name. If you share the same last name and address with another Company shareholder who also holds his or her shares directly, and you would each like to start householding for the Company's annual reports and proxy statements, please contact us at Ormat Technologies, Inc., 980 Greg Street, Sparks, Nevada 89431, attention: Corporate Secretary, telephone (775) 356-9029.

This year, some brokers and nominees who hold Company shares on behalf of shareholders may be participating in the practice of householding proxy statements and annual reports for those shareholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact us as stated above, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another shareholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company's disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Additional Filings

The Company's Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company's website on the Internet, www.ormat.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The content of our website, however, is not part of this proxy statement.

Proxy Solicitation

Ormat will bear the entire costs of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, facsimile, telephone, or other electronic means, for which solicitation they will not receive any additional compensation. Ormat will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Shareholder Proposals for 2006 Annual Meeting of Stockholders

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to the Company to Ormat Technologies, Inc.'s Corporate Secretary at 980 Greg Street, Sparks, Nevada 8943 in addition to complying with certain rules and regulations promulgated by the SEC. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2005 Annual Meeting of Stockholders, unless the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2005 Annual Meeting of Stockholders.

For the Company's 2006 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 9, 2006 and no later than February 8, 2006. If the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2005 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination no earlier than the close of business on the later of the 90th day prior to the 2006 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the date of such meeting is first made.

By order of the Board of Directors,
/s/YEHUDIT BRONICKI Yehudit (Dita) Bronicki Chief Executive Officer and President

Appendix No. 1 – Ormat Technologies, Inc. Audit Committee Charter

AUDIT COMMITTEE CHARTER

Note: This charter was adopted as of October 21, 2004 and will take effect on, and not before, the effective date of the Corporation's registration statement on Form S-1.

1.	STATUS

The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of Ormat Technologies, Inc. (the "Corporation").

2.	PURPOSE

The Audit Committee is appointed by the Board for the primary purposes of:

•	Assisting the Board in its oversight responsibilities as they relate to the Corporation's accounting policies and internal controls, financial reporting process and legal and regulatory compliance, including, among other things:

—	the balance, transparency and integrity of the Corporation's published financial statements;

—	the Corporation's compliance with legal and regulatory requirements with respect to accounting policies, internal controls and financial reporting;

—	the effectiveness of the Corporation's internal financial controls;

—	review of the independent auditors' qualifications and independence;

—	review of the effectiveness of the Corporation's internal audit function and the Corporation's independent auditors; and

—	review of the effectiveness of the Corporation's policies with respect to risk assessment and risk management;

•	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Corporation's financial management, internal auditors and independent auditors;

•	Deciding whether to appoint, retain or terminate the Corporation's independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and

•	Preparing the report to be included in the Corporation's annual proxy statement, as required by the Securities and Exchange Commission's ("SEC") rules.

3.	COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board based on recommendations of the Nominating and Corporate Governance Committee, and shall be comprised of three or more Directors (as determined from time to time by the Board). The Chairperson of the Committee shall be appointed by the Board of Directors. All members of the Committee shall meet the independence requirements under the rules of the New York Stock Exchange, Inc. and under Section 301 of the Sarbanes-Oxley Act of 2002 ("SOA") and the rules promulgated thereunder. Each member of the Committee shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise, as each such qualification is interpreted by the Board in its business judgment. In addition, to the extent practicable, at least one member of the Committee shall be an "audit committee financial expert" as such term is defined by the SEC.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this

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determination in the Corporation's annual proxy statement. No member of the Committee may (except in his or her capacity as a member of the Committee, the Board or any other Board committee) receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Corporation (provided that such compensation is not contingent in any way on continued service).

4.	RESPONSIBILITIES

The Committee will:

(1)	Review and discuss the annual audited financial statements and the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" with management and the independent auditors. In connection with such review, the Committee will:

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (as may be modified or supplemented or replaced) and the matters in the written disclosures required by Independence Standards Board Standard No. 1 relating to the conduct of the audit;

•	Review significant changes in accounting or auditing policies;

•	Review with the independent auditors any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management's response to such problems or difficulties;

•	Review with the independent auditors, management and the senior internal auditing executive the adequacy of the Corporation's internal controls, and any significant findings and recommendations with respect to such controls;

•	Review reports required to be submitted by the independent auditor concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent auditors; and (c) any other material written communications with management;

•	Review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, and major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation and require the Board to make improvements based on any such issues or analyses; and

•	Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information and the requirements of Regulation G), as well as financial information and earnings guidance provided to analysts and rating agencies.

(2)	Review and discuss the quarterly financial statements and the Corporation's disclosures provided in periodic quarterly reports including "Management's Discussion and Analysis of Financial Condition and Results of Operations" with management, the senior internal auditing executive and the independent auditor. The Committee must meet separately with management, the senior

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internal auditing executive and the independent auditor periodically, at least once each fiscal quarter under ordinary circumstances and more frequently as circumstances may require.

(3)	Oversee the external audit coverage. The Corporation's independent auditors are ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, oversee, evaluate and, where appropriate, replace the independent auditors. In connection with its oversight of the external audit coverage, the Committee will:

•	Have authority to appoint and replace (subject to stockholder approval, if deemed advisable by the Board) the independent auditors;

•	Have authority to approve the engagement letter and the fees to be paid to the independent auditors;

•	Pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees and terms for such services other than prohibited nonauditing services promulgated under the rules and regulations of the SEC (subject to the inadvertent de minimus exceptions set forth in SOA and the SEC rules);

•	Obtain confirmation and assurance as to the independent auditors' independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action in response to the independent auditors' report to satisfy itself of their independence;

•	At least annually, obtain and review a report by the independent auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the independent auditors' independence), all relationships between the independent auditors and the Corporation;

•	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit;

•	Review and evaluate the performance of the independent auditors and the lead partner of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors;

•	Set clear hiring policies for employees or former employees of the independent auditors;

•	Assure regular rotation of the lead audit partner, as required by the Securities Exchange Act of 1934, as amended, and consider whether rotation of the independent auditor is required to ensure independence; and

•	Meet with the independent auditors at least once a year without management present.

(4)	Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

•	Review the appointment or replacement of the senior internal auditing executive and performance of the internal audit function;

•	Review, in consultation with management, the independent auditors and the senior internal auditing executive, the plan, scope, procedures and timing of internal audit activities;

•	Review internal audit activities and budget;

•	Review significant reports to management prepared by the internal auditing department and management's responses to such reports; and

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•	Review of any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

(5)	Review with the independent auditors and the senior internal auditing executive the adequacy of the Corporation's internal controls, and any significant findings and recommendations with respect to such controls.

(6)	Resolve any differences and disputes in financial reporting between management and the independent auditors.

(7)	Discuss with management earnings press releases and review generally the type and presentation of information to be included in earnings press releases (with particular attention to any use of "pro forma," or "adjusted" non-GAAP information and the requirements of Regulation G).

(8)	Review generally with management the type and presentation of financial information and earnings guidance provided to analysts and rating agencies.

(9)	Establish and oversee procedures for (a) receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(10)	Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

(11)	Meet at least annually with management to review and assess the Corporation's major financial risk exposures and the manner in which such risks are being monitored and controlled.

(12)	Review periodically with the Corporation's senior management (a) legal and regulatory matters which may have a material effect on the financial statements, and (b) the Corporation's process for monitoring compliance with laws and regulations affecting financial reporting and the Code of Business Conduct and Ethics.

(13)	Report regularly to the Board with respect to Committee activities.

(14)	Obtain assurance from the independent auditors that the audit of the Corporation's financial statements was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required thereunder.

(15)	Prepare the report of the Committee required by the rules of the SEC to be included in the proxy statement for each annual meeting.

(16)	Review and reassess annually the performance of the Committee and adequacy of this Committee Charter and recommend any proposed changes to the Board.

5.	PROCEDURES

(1)    Action

The Committee shall meet at least once during each fiscal quarter or more frequently as circumstances require. The Chairperson of the Committee or the secretary of the Committee will convene a meeting on receipt of a request by the external or internal auditors. The Chairperson of the Committee or the secretary of the Committee shall circulate (a) the agenda and supporting documentation to the Committee members a reasonable period in advance of each meeting and (b) the minutes of meetings to members of the Board and the Committee. The Chairperson of the Committee or the secretary of the Committee shall keep and maintain the minutes of meetings.

Meetings of the Committee may be held telephonically or by video conference. A majority of the members of the entire Committee shall constitute a quorum. The Committee shall act on the

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affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. However, the Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Committee at its next scheduled meeting.

As a minimum, a member of the Committee shall attend the Board meeting at which the financial statements are approved. The Committee may invite such members of management and other persons to its meetings as it may deem desirable and appropriate.

    (2)    Resources and Authority

The Committee shall have unrestricted access to members of management, employees, and resources, and shall have the authority necessary to discharge its duties and responsibilities, including the authority to (a) select, retain, terminate and approve the fees and other retention terms of independent counsel or other experts or consultants, as it deems appropriate, without seeking special approval of the Board or management; and (b) consult with other Board committees.

    (3)    Fee

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation: (a) to outside legal, accounting (including the independent auditors of the Corporation) or other advisors employed by the Committee; and (b) for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

    (4)    Limitations

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors.

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ANNUAL MEETING OF STOCKHOLDERS OF

ORMAT TECHNOLOGIES, INC.

May 9, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ Yoram Bronicki
○ Edward R. Muller

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposal 2.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ORMAT TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Yehudit Bronicki, CEO and President and Etty Rosner, Vice President and Corporate Secretary as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ormat Technologies, Inc. held of record by the undersigned on March 28, 2005, at the Annual Meeting of Stockholders to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, N.Y. 10112, on May 9, 2005, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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